Exhibit 99.1

Badger Meter Reports Record First Quarter Results

Sales surpass $100 million milestone; earnings and EPS set new first quarter records

MILWAUKEE--(BUSINESS WIRE)--April 18, 2016--Badger Meter, Inc. (NYSE: BMI) today reported record results for the first quarter ended March 31, 2016.

First Quarter 2016 Highlights

  Net sales of $100,570,000 for the first quarter of 2016 were a record for any quarter and increased 20.2% from sales of $83,644,000 for the first quarter of 2015.
  Net earnings were a record $7,990,000 for the first quarter of 2016, an 89.0% increase from net earnings of $4,227,000 for the first quarter of 2015.
  Diluted earnings per share were a record $0.55 for the first quarter of 2016, an 89.7% increase from diluted earnings per share of $0.29 for the first quarter of 2015.

Operations Review

“This was an excellent first quarter for Badger Meter. Our sales surpassed the $100 million milestone and set an all-time record for the company, while earnings and diluted earnings per share set new first quarter records. Our strong performance was due to a number of factors including significantly higher sales of municipal water products and a favorable comparison against a weaker first quarter in 2015,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said sales of both residential and commercial municipal water products were up substantially over the first quarter of the prior year and included initial sales as part of a new three-year contract with American Water.

“Our newest municipal water products continued to drive our overall sales increase. Sales of ORION® cellular technology as part of our successful BEACON® Advanced Metering Analytics (AMA) solution increased more than four-fold over the prior year quarter and sales of our E-Series® Ultrasonic meters more than doubled. We believe one of the contributors to our higher sales was the milder winter. Some customers started their spring meter replacement programs earlier, taking deliveries in the first quarter that we would typically see in the second quarter of the year,” said Meeusen.

Meeusen said the strong municipal water product sales more than compensated for a decrease in sales of flow instrumentation products, which were impacted by the continued weakness in the oil and gas market and lower order levels.

“Our 20% increase in overall sales drove a 30% increase in gross profit. The gross profit margin was 38.8% in the first quarter of 2016 compared to 36.0% in the prior year quarter. This improvement reflected the increased sales volumes, which resulted in higher manufacturing utilization,” said Meeusen.

“We are pleased with our strong first quarter performance, particularly the continued growth of our newest municipal water products. Looking ahead, we anticipate continued progress consistent with our overall plan for the full year,” added Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s first quarter 2016 results on Tuesday, April 19, 2016 at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s website: www.badgermeter.com or by dialing 1-877-294-2949 and entering the passcode 73111735. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Tuesday, April 26, 2016, by dialing 1-855-859-2056 and entering the passcode 73111735. The webcast will be archived on the company’s website until its next earnings release.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, international or civil conflicts that affect international trade, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather, weather patterns or other natural phenomena, including related economic and other ancillary effects of any such events;
  the timing and impact of government funding programs that stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;

  the Company’s expanded role as a prime contractor for providing complete technology systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the inability to develop technologically advanced products;
  the failure of the Company’s products to operate as intended;
  the inability to protect the Company’s proprietary rights to its products;
  disruptions and other damages to information technology and other networks and operations due to breaches in data security;
  transportation delays or interruptions;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the content or handling of materials used in the Company’s products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended
	March 31,	March 31,
	2016	2015
	(Unaudited)	(Unaudited)

Net sales	$100,570	$83,644

Cost of sales	61,559	53,569

Gross margin	39,011	30,075

Selling, engineering and administration	26,205	23,022

Operating earnings	12,806	7,053

Interest expense, net	270	317

Earnings before income taxes	12,536	6,736

Provision for income taxes	4,546	2,509

Net earnings	$7,990	$4,227

Earnings per share:

Basic	$0.55	$0.29

Diluted	$0.55	$0.29

Shares used in computation of earnings per share:

Basic	14,421,250	14,332,775

Diluted	14,498,682	14,407,007

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	March 31,	December 31,
	2016	2015
	(Unaudited)

Cash	$9,936	$8,163
Receivables	59,189	56,643
Inventories	76,178	78,596
Other current assets	5,455	5,926
Total current assets	150,758	149,328

Net property, plant and equipment	91,533	90,920
Intangible assets, at cost less accumulated amortization	55,869	57,348
Other long-term assets	10,296	9,906
Goodwill	47,978	47,978
Total assets	$356,434	$355,480

Liabilities and Shareholders' Equity

Short-term debt	$61,160	$71,360
Payables	19,313	19,155
Accrued compensation and employee benefits	10,037	9,663
Other liabilities	8,331	4,366
Total current liabilities	98,841	104,544

Deferred income taxes	909	774
Long-term employee benefits and other	18,103	17,887
Shareholders' equity	238,581	232,275
Total liabilities and shareholders' equity	$356,434	$355,480

CONTACT:
Badger Meter, Inc.
Dawn O’Neill, (414) 371-7276